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                                                                   Exhibit 10.35


                                   AGREEMENT


         This Agreement ("Agreement") is made and entered into this 14th day of February, 2003 between CART, Inc., a Michigan corporation, having its place of business at 5350 Lakeview Parkway South Drive, Indianapolis, IN 46268 ("CART") and Walker Racing, 4305 Championship Drive, Indianapolis, IN 46268 ("TEAM").


                              W I T N E S S E T H:

     WHEREAS, CART has sanctioned the Bridgestone Presents the Champ Car World Series Powered by Ford ("Championship Series") in 2003 ("Race Year");

     WHEREAS, CART desires to induce TEAM to enter a race car exclusively in the Championship Series in the Race Year and TEAM is interested in entering a race car upon the terms and conditions set forth herein;

     WHEREAS, CART desires to obtain advertising and promotional services from TEAM entry, referred to as race car entry number fifteen (15), and TEAM is willing to advertise and promote the Championship Series on the terms and conditions hereafter set forth; and

     WHEREAS, the parties desire to establish a mutually beneficial relationship in accordance with the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

      1. TEAM shall prepare and enter and expend its mutual efforts to qualify and race a second race car exclusively in the Championship Series, in all of the races in the Race Year.

      2. In consideration for TEAM's agreement to race in each of the races, and in consideration of TEAM's providing promotional benefits through advertising on the race car and other below enumerated promotional services, CART agrees to pay TEAM the sum of Three Million Nine Hundred Twenty Five ($3,925,000.00) Dollars during the 2003 race season. The payments will be made as follows:

         a. $750,000.00 upon signing;
         b. $300,000.00 on March 15, 2003;
         c. $200,000.00 on April 15, 2003;
         d. $200,000.00 on May 15, 2003;
         e. $200,000.00 on June 15, 2003;
         f. $450,000.00 on July 15, 2003;
         g. $600,000.00 on August 15, 2003;
         h. $800,000.00 on September 15, 2003;
         i. $400,000.00 on October 15, 2003; and
         j. $25,000.00 on November 15, 2003.


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      3. It is understood and agreed that TEAM has a potential sponsor in Park and Fly. In the event TEAM secures Two Million Five Hundred Thousand ($2,500,000.00) Dollars in sponsorship from said sponsor, TEAM will notify CART and refund One Million Nine Hundred Twenty Five Thousand ($1,925,000.00) Dollars of said sponsorship.

      4. TEAM understands that the payment of the funds set forth in paragraph 2 above is intended to supplement TEAM's revenue so that TEAM has enough funding to field a team during the Race year. In the event that TEAM receives sponsorship revenue that totals more than Six Million Five Hundred ($6,500,000.00) Dollars, TEAM will reimburse CART fifty (50%) percent of all excess amounts until CART has been reimbursed the amount set forth in paragraph 2 above. For purposes of this Agreement, sponsorship revenue shall include all amounts given to TEAM under this Agreement and the Entrant Support and Participation Agreement. So long as this Agreement remains in effect, and for a period of one (1) year thereafter, TEAM agrees to maintain complete and accurate books and records containing information necessary to calculate the amount of sponsorship funds connected. Upon at least ten (10) days written notice by CART, TEAM shall allow a senior CART management person to review all sponsorship contracts for the 2003 Season which has been raised for TEAM race car entry number five (5).

      5. Advertising spaces and promotional revenues sold to CART referred to in paragraph 6 herein, may be purchased by TEAM provided such advertising and promotions are not in use by CART, subject to CART's approval.

      6. TEAM agrees to abide by all the rules and regulations of CART and the series including but not limited to execution of the Entrant Support and Participant Agreement.

      7. TEAM agrees that it shall provide the following advertising and promotional services to CART:

         a. Advertising elements provided by TEAM shall be designated and referred to as an "Associate Sponsorship". TEAM agrees that once an associate sponsor or sponsors have been accepted by TEAM, no other competing company will be assigned by the TEAM car entry benefiting from this Agreement.

         b. Identification Elements -

            i. Logo identification on the race car in the following locations and sizes:

                 - Front nose section (6 inches x 4 inches)
                 - Mid forward chassis location (12 inches x 4 inches)
                 - Engine cover (16 inches x 5 inches)


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            ii.  Logo identification on the team transporter and race pit equipment.

            iii. Logo identification on Team/Driver uniforms.

            iv. TEAM will further provide and promote CART logos on race cars, transport vehicles, pit wall banner, driver and team uniforms, team cars and a team website as well as link to cart.com.

            v. Provide to CART and the associate sponsor, the team and driver name and likeness for reasonable use for promotional purposes related to the involvement by the sponsors in the Cart Racing Series.

            vi. Provide hospitality to the associate sponsor's guests at events where the TEAM has such service. Five guests will receive credentials, grandstand seating and access to team hospitality when available. In addition, TEAM will supply to associate sponsor's senior management, five (5) hard card full-season credentials.

      8. The term of this Agreement shall commence upon the date both parties have executed this Agreement and shall continue until the end of the 2003 Race Year unless terminated prior thereto pursuant to the terms hereof.

      9. TEAM will not disclose, publish or disseminate confidential information (which shall be defined as the terms of this Agreement) to anyone other than those of their employees, attorneys and accountants with a need to know and TEAM agrees to take such reasonable precautions as may be necessary to prevent any unauthorized use, disclosure, publication, dissemination of confidential information which shall include the terms of this Agreement. In the event TEAM violates the provisions of this paragraph, CART has the right to declare this Agreement null and void and TEAM shall be required to refund any monies paid through that date. Further, any press releases or public statements regarding the relationship of the parties must be approved by CART.

     10. The parties acknowledge the importance of each party's reputation, good will and public image and, accordingly, agree to maintain and enhance such image by restraining from taking any action contrary to the best interest of either party, or detracting from the reputation of either party. Each party shall refrain from making any statements about the other party that adversely affects, casts in an unfavorable light, or otherwise maligns the business or reputation of such other party or any of its principals.


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     11. TEAM agrees that it will include in its diver's contract the following language "Driver agrees that CART has a right of first refusal to meet any offer Driver receives at the expiration of this Agreement. CART must exercise this right within ten (10) days of receipt from Driver of a bona fide offer."

     12. TEAM will maintain throughout the length of this Agreement, commercial general liability insurance (including but not limited to advertising liability and contractual liability coverage applicable to the terms of the indemnification provisions of this Agreement) covering claims for personal and bodily injury, and property damage arising out of the staging and performance of the races, with limits of at least Three Million ($3,000,000.00) Dollars combined single limit per occurrence. Each party shall specifically name CART as an additional insured.

     13. TEAM agrees to indemnify, defend and hold harmless CART and any sponsor's of CART whose logo may appear on TEAM's car from and against any and all expenses, damages, claims, suits, actions, judgments, and costs, including reasonable attorneys' fees arising out of or in connection with the running of a car in any race during the Race year.

     14. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana. If a dispute arises under this Agreement which cannot be resolved first through good faith negotiations, such dispute shall be submitted to arbitration and resolved by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall take place at the office of the American Arbitration Association located in Indianapolis, IN. The award of decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon such award by any court. This provision shall survive the termination and/or expiration of this Agreement.

     15. This writing constitutes the entire Agreement between the parties hereto regarding the subject matter hereof and may not be changed or modified except by a writing signed by the party or parties to be changed thereby.

     16. This Agreement does not constitute and shall not be construed as a consulting, partnership or joint venture between TEAM and CART. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third party.

     17. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and


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         complete performance by the other of said terms, covenants and conditions.

     18. This Agreement has been jointly drafted by the respective representatives of CART and TEAM and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing the Agreement.

     19. It is hereby understood and agreed to by CART and TEAM that any statement or notice required to be given hereunder shall be deemed given if mailed, certified mail, return receipt requested to the following addresses:

         If to CART: CART, Inc.
                     5350 Lakeview Parkway South Drive
                     Indianapolis, IN  46268
                     Attn: J. Carlisle Peet, III

         If to TEAM: Walker Racing
                     4305 Championship Drive
                     Indianapolis, IN  46268
                     Attn: Derrick Walker

     20. This Agreement may be terminated in the event that:

         (i) Either party to this Agreement files a petition in bankruptcy or a petition in bankruptcy is filed against either party to this Agreement that is not removed within thirty (30) days from the date such petition is filed; a general assignment of either party's assets is made for the benefit of creditors; or CART dissolved or liquidates pursuant to Delaware state law or otherwise.

         (ii) Either party to this Agreement breaches any of the material representations, warranties or covenants contained in this Agreement, which breach is not cured by the breaching party within thirty (30) days after receiving written notice of such breach from the other party.

         If the Agreement is terminated by TEAM pursuant to the terms of this Paragraph 19, TEAM shall be entitled to retain all sums paid to it by CART through the date of termination.

         If the Agreement is terminated by CART pursuant to the terms of this Paragraph 19, CART shall be entitled to immediately terminate any future payments to TEAM and shall be entitled to a refund by TEAM of all monies previously paid under this Agreement.


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     21. Titles to articles, paragraphs and subparagraphs are for information purposes only and shall not be considered a substantive part of the Agreement.

     22. This Agreement and any subsequent amendments may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any subsequent amendments may be signed and delivered by facsimile transmission, which delivery shall have the same binding effect as delivery of the document containing the original signature. At the request of any party, any document delivered by facsimile signature shall be followed by or re-executed by all parties in original form, provided that the failure of any party to do so will not invalidate the signature delivered by facsimile transmission.

     23. In the event that any provisions of this Agreement are found to be invalid or unenforceable by any court of competent jurisdiction, such provision may be deemed severed and any such finding shall not invalidate or render unenforceable any other provisions hereof.

     24. Each party shall comply with all governmental laws, ordinances, and regulations applicable to the performance of this Agreement over which said party has jurisdiction and control.

     25. This Agreement may be unilaterally terminated by CART in the event CART is unable to field eighteen (18) entrants in the 2003 Race Year or in the event CART ceases to sanction races during the Race Year. In the event of such termination, this Agreement shall be null and void with no further obligations or liability on the part of either party.


                                        CART, Inc.

                                        By: /s/ David Clare
                                            ------------------------------------
                                            Its: Chief Operating Officer


                                        WALKER RACING

                                        By: /s/ Derrick Walker
                                            ------------------------------------
                                            Its: President